Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 5, 2026
Registration Statement Nos. 333-283567, 333-283567-01 and 333-283567-02

Ford Credit Floorplan Master Owner Trust A - FORDF 2026-1 and FORDF 2026-2

Active Joint Leads : J.P. Morgan (str), BNP, Societe Generale

Passive Leads : Citi, Goldman Sachs

Passive Co Managers : ING, US Bank

Active Co Managers : Blaylock, Loop

Anticipated Capital Structure:
SERIES CL AMT($MM) WAL MDY/F E.FNL L.FNL BENCH SPREAD YLD% CPN% $PX

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2026-1 A 1,000.000 2.99 Aaa/AAA 05/29 5/31 I-Curve +50 4.463 4.42 99.99430

2026-1 B 59.211 2.99 Aa1/AA+ 05/29 5/31 I-Curve +70 4.663 4.61 99.97682

2026-1 C 52.632 2.99 Aa3/NR 05/29 5/31 <RETAINED>

2026-1 D 39.474 2.99 A1/NR 05/29 5/31 <RETAINED>

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2026-2 A 500.000 4.99 Aaa/AAA 05/31 5/33 I-Curve +58 4.650 4.60 99.97521

2026-2 B 29.605 4.99 Aa1/AA+ 05/31 5/33 I-Curve +83 4.900 4.85 99.99691

2026-2 C 26.316 4.99 Aa3/NR 05/31 5/33 <RETAINED>

2026-2 D 19.737 4.99 A1/NR 05/31 5/33 <RETAINED>

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- Transaction Details -
Offered Size : $1.58+bln

Registration : SEC-Registered

Expected Settle : May 18, 2026

First Payment Date : June 15, 2026

Minimum Denominations : $1,000 x $1,000

ERISA Eligible : Yes

Risk Retention: US – Yes, EU – No

Bloomberg Ticker : FORDF 2026-1 & FORDF 2026-2

Bill & Deliver : J.P. Morgan

- CUSIPS –

26-1 A: 34528QJZ8

26-1 B: 34528QKB9

26-2 A: 34528QKE3

26-2 B: 34528QKF0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.